PLEXUS CORP. 2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
TO:        %%FIRST_NAME%-% %%LAST_NAME%-%
DATE:        %%OPTION_DATE,’Month DD, YYYY’%-%
In order to provide additional incentive through stock ownership for certain officers and key employees of Plexus Corp. (the "Corporation") and its subsidiaries, you (the "Grantee") are hereby granted a restricted stock unit award ("Award") effective as of %%OPTION_DATE’Month DD, YYYY’%-% (the "Grant Date"). This Award is subject to the terms and conditions set forth in this Agreement and in the Plexus Corp. 2024 Omnibus Incentive Plan (the "Plan"), the terms of which are incorporated herein by reference. Any capitalized term used but not defined herein has the meaning set forth in the Plan.
1.NUMBER OF UNITS
This Award applies to %%TOTAL_SHARES_GRANTED,’999,999,999’%-% shares of the Corporation’s Common Stock, $.01 par value (the "Restricted Stock Units"). The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Corporation until they become vested or have been forfeited.
2.VESTING REQUIREMENTS
This Award shall become vested in accordance with the schedule established by the Compensation and Leadership Development Committee of the Board (the "Committee") at the time of grant and set forth below:

Years After Grant Date	% of Units Becoming Vested
Less than 1	Zero percent (0%)
1 but less than 2	Zero percent (0%)
2 but less than 3	Zero percent (0%)
3	One hundred percent (100%)
Notwithstanding the foregoing, the Award shall fully vest upon a Change in Control, as defined in the Plan.
3.RESTRICTED PERIOD
The period of time during which the Restricted Stock Units are forfeitable under the Plan is referred to as the "Restricted Period." If your employment with the Corporation or one of its subsidiaries terminates during the Restricted Period for any reason, then the unvested portion of the Award will be forfeited on the date of such termination of employment. However, if you continue to provide services to the Corporation following your termination of employment, the

Committee, in its sole and complete discretion, may treat such period of service as employment with the Corporation for purposes of this Restricted Stock Unit Agreement.
4.RIGHTS DURING RESTRICTED PERIOD
During the Restricted Period, you will not have any right to vote the Restricted Stock Units or to receive credit for cash dividends. You will not be deemed a stockholder of the Corporation with respect to any of the Restricted Stock Units. The Restricted Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to vesting.
5.SETTLEMENT OF RESTRICTED STOCK UNITS
As soon as practicable after the Restricted Stock Units become vested, the Corporation shall issue to you one share of Common Stock for each Restricted Stock Unit that becomes vested.
6.TAX WITHHOLDING
The Corporation shall have the power and right to deduct or withhold, or require you to remit to the Corporation, an amount sufficient to satisfy Federal, state and local taxes required by law to be withheld with respect to issuance of shares under this Agreement. You may make a written election to satisfy this withholding requirement, in or whole in part, by having the Corporation withhold shares having a Fair Market Value on the date the tax is to be determined equal to your withholding obligations; provided that the Shares withheld may not have a Fair Market Value exceeding the applicable maximum statutory tax rates.
7.TRANSFER RESTRICTIONS AFTER VESTING
Under applicable securities laws, you may not be able to sell any shares for a period of time after vesting, and you must comply with the Corporation’s Insider Trading Policy. The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.
8.NO EMPLOYMENT AGREEMENT INTENDED
Neither the establishment of, nor the awarding of Awards under, this Plan shall be construed to create a contract of employment between you and the Corporation or its subsidiaries; nor does it give you the right to continue in the employment of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge you at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing, retirement or other benefit plans.
9.WISCONSIN CONTRACT
This Agreement reflects an Award made in Wisconsin and shall be construed under the laws of that state without regard to the conflict of laws provision of any jurisdiction.
To accept this grant, Restricted Stock Unit Agreement and other linked materials, please logon with your user name and password to www.etrade.com and follow the instructions provided. By accepting this grant online, you acknowledge and accept this grant and its terms and conditions. You also acknowledge receipt of this Restricted Stock Unit Agreement, a copy of the Plan, and a copy of the Corporation’s Insider Trading Policy. If this grant is not accepted online within 30 days from the grant date of this Restricted Stock Unit Agreement, this Award will be deemed refused and may be withdrawn.
PLEXUS CORP.

By: /s/____________________________